COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS BASIC INTERMEDIATE MUNICIPAL BOND PORTFOLIO
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


EXHIBIT A:

                LEHMAN BROTHERS        DREYFUS BASIC
                10-YEAR                INTERMEDIATE
 PERIOD         MUNICIPAL              MUNICIPAL
                BOND INDEX *           BOND PORTFOLIO

 5/4/94          10,000                 10,000
8/31/94          10,245                 10,312
8/31/95          11,228                 11,146
8/31/96          11,726                 11,599
8/31/97          12,811                 12,638
8/31/98          13,910                 13,714

* Source: Lehman Brothers